Exhibit 2

BENITEC BIOPHA RMA LIMITED

ABN 64 068 943 662

Share Subscription Agreement

October 24, 2016

BENITEC BIOPHA RMA LIMITED

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (the “Agreement”) is made and entered into as of October 24, 2016 by and among BENITEC BIOPHARMA LIMITED, an Australian corporation (“Company”), and Nant Capital, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Company desires to issue an aggregate of up to 58,611,638 ordinary shares (the “Shares”) to the Purchaser on and subject to the terms set forth herein (the “Placement”); and

WHEREAS, the Purchaser desires to subscribe for, and accept, the Shares on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	AGREEMENT TO ISSUE AND SUBSCRIBE.

1.1	Authorization of the Shares. The Company has authorized the offer of the Shares for issuance, subject to the terms set forth herein, to the Purchaser.

1.2	Issue and Subscription. At the Applicable Closing (as defined below) and subject to the terms and conditions hereof, the Company agrees to issue and allot to the Purchaser, and the Purchaser agrees to subscribe for, and accept from the Company, the number of Shares in two tranches as set out in Exhibit A at a purchase price per Share as set out or determined in accordance with the notes in Exhibit A (“Tranche 1” and “Tranche 2” respectively, and each a “Tranche”). The aggregate purchase price for each Tranche will be equal to the number of Shares which the Purchaser has agreed to subscribe for under this Agreement as part of that Tranche multiplied by the purchase price per Share determined in accordance with Exhibit A (“Purchase Price”). The parties acknowledge and agree that the Purchaser shall not be entitled to, and any reference to the Shares shall not include, any dividend or other distribution declared or paid on the ordinary shares in the share capital of the Company prior to the Tranche 1 Closing in respect of the Shares to be issued in accordance with this Agreement as part of Tranche 1 (“Tranche 1 Shares”), or prior to the Tranche 2 Closing in respect of the Shares to be issued in accordance with this Agreement as part of Tranche 2 (“Tranche 2 Shares”).

1.3	Options for implementation of Tranche 2. The parties agree and acknowledge that Tranche 2 may be implemented as either:

(a)	a separate and individual issue of the Tranche 2 Shares to the Purchaser without any other issue of shares in the Company to any other Person (“Individual Placement”); or

(b)	the issue of the Tranche 2 Shares to the Purchaser at the same time as, and as part of a single transaction involving, a broader placement of shares in the Company to a number of institutional and sophisticated investors (“Broader Placement”), and that both the Individual Placement and Broader Placement are subject to Section 2.7.

1.4	Broader Placement if Collaboration Agreement signed. If:

(a)	the collaboration agreement referred to in Section 6.5 (“Collaboration Agreement”) has been executed by the Purchaser and the Company; and

(b)	the Company determines that it will conduct a Broader Placement prior to February 20, 2017,

then:

(c)	the Company must notify the Purchaser in writing no later than five Business Days prior to the Broader Placement that it will be conducting the Broader Placement and may require the Purchaser, or the Purchaser may elect, to participate in the Broader Placement (“Broader Placement Notice”);

(d)	if the Company requires the Purchaser to participate in the Broader Placement, then the Purchaser must participate on the terms of Section 1.4(f) to 1.4(h); and

(e)	if the Company does not require the Purchaser to participate in the Broader Placement, then the Purchaser may elect to participate in the Broader Placement by giving notice in writing to the Company no later than one Business Day prior to the Broader Placement exercising its option under Section 1.4(c) to participate (“Broader Placement Option Exercise Notice”), and if the Purchaser provides the Company with the Broader Placement Option Exercise Notice, then the Company must permit the Purchaser to, and the Purchaser must, participate in the Broader Placement on the terms of Section 1.4(f) to 1.4(h) (and if the Purchaser does not provide the Company with the Broader Placement Option Exercise Notice in accordance with this Section 1.4(e) or otherwise notifies the Company that it does not wish to participate in the Broader Placement, then the Purchaser will not participate in the Broader Placement and the Company is not obliged to issue any shares to the Purchaser under the Broader Placement), and the parties agree that if Section 1.4(d) applies or if the Purchaser has given the Broader Placement Option Exercise Notice in accordance with Section 1.4(e), then:

(f)	if the Purchase Price for the maximum number of Tranche 2 Shares set out in Exhibit A is equal to, or less than, the total budgeted cost agreed by the parties and set out in the Collaboration Agreement in respect of the funding of the clinical and preclinical studies set out in the Collaboration Agreement (“Scientific Collaboration Cost”), the Purchaser must subscribe for the maximum number of Tranche 2 Shares set out in Exhibit A;

(g)

if the Purchase Price for the maximum number of Tranche 2 Shares set out in Exhibit A is greater than the Scientific Collaboration Cost, the Purchaser must subscribe for such lesser number of Tranche 2 Shares as will result in the Purchase Price for the Tranche 2 Shares being as close to, without exceeding, the Scientific Collaboration Cost (unless the Purchaser provides notice in writing to the Company that it wishes to subscribe for a greater number of Tranche 2 Shares (and specifies that number, up to the maximum number of Tranche 2 Shares set out in Exhibit A) and in which case the Purchaser will subscribe for that greater number of Tranche 2 Shares); and

(h)	unless the parties otherwise agree in writing, the Company will not conduct the Individual Placement and the Purchaser will have no obligation to subscribe for any other shares in the Company in addition to the number of shares in respect of which it has subscribed for as part of the Broader Placement.

1.5	Individual Placement if Collaboration Agreement signed. If:

(a)	the Collaboration Agreement has been executed by the Purchaser and the Company; and

(b)	the Company has not conducted the Broader Placement prior to February 20, 2017 or has conducted the Broader Placement prior to February 20, 2017 but the Purchaser did not provide the Company with the Broader Placement Option Exercise Notice in accordance with Section 1.4(e) or otherwise notified the Company that it did not wish to participate in the Broader Placement, then the parties agree that:

(c)	the Company may by written notice to the Purchaser issued at any time after 9:00 am on February 20, 2017 (Sydney time) and before 5:00 pm on February 27, 2017 (Sydney time) notify the Purchaser that it requires the Purchaser to participate in the Individual Placement and include in that notice the purchase price per Share determined in accordance with the notes set out in Exhibit A (“Individual Placement Requirement Notice”);

(d)	if the Purchase Price for the maximum number of Tranche 2 Shares set out in Exhibit A is equal to, or less than, the Scientific Collaboration Cost, the Purchaser must subscribe for the maximum number of Tranche 2 Shares set out in Exhibit A;

(e)	if the Purchase Price for the maximum number of Tranche 2 Shares set out in Exhibit A is greater than the Scientific Collaboration Cost, the Purchaser must subscribe for such lesser number of Tranche 2 Shares as will result in the Purchase Price for the Tranche 2 Shares being as close to, without exceeding, the Scientific Collaboration Cost (unless the Purchaser provides notice in writing to the Company that it wishes to subscribe for a greater number of Tranche 2 Shares (and specifies that number, up to the maximum number of Tranche 2 Shares set out in Exhibit A) and in which case the Purchaser will subscribe for that greater number of Tranche 2 Shares); and

(f)	unless the parties otherwise agree in writing, the Purchaser will have no obligation to subscribe for any other shares in the Company in addition to the number of shares in respect of which it has subscribed for as part of the Individual Placement, executed by the Purchaser and the Company by February 20, 2017, the Company:

1.6	If Collaboration Agreement not signed. If the Collaboration Agreement has not been executed by the Purchaser and the Company by February 20, 2017, the Company:

(a)	if it elects to conduct the Individual Placement, may invite the Purchaser to participate in the Individual Placement; or

(b)	if it elects to conduct the Broader Placement, must notify the Purchaser in writing no later than five Business Days prior to the Broader Placement that it will be conducting the Broader Placement and must provide the Purchaser the option to elect to participate in the Broader Placement, by written notice to the Purchaser issued at any time after 9:00 am on February 20, 2017 (Sydney time) and before 5:00 pm on February 27, 2017 (Sydney time) and which must include the purchase price per Share determined in accordance with the notes set out in Exhibit A (“Placement Election Offer Notice”), and the parties agree that if the Placement Election Offer Notice is provided to the Purchaser, then:

(c)	the Purchaser may, but is not required to, participate in the Broader Placement or Individual Placement (as applicable);

(d)	if the Purchaser agrees to participate in the Broader Placement or Individual Placement (as applicable), the Purchaser may, in its sole discretion, determine whether to subscribe for some, or all, of the Tranche 2 Shares up to the maximum number set out in Exhibit A; and

(e)	if the Purchaser agrees to participate in the Broader Placement or Individual Placement (as applicable), the Purchaser must within 4 Business Days of the date on which it receives the Placement Election Offer Notice (excluding the date (Sydney, Australia time) on which the notice is received), provide the Company with written notice confirming its election to participate in the Broader Placement or Individual Placement (as applicable) and specifying the number of Tranche 2 Shares for which it will subscribe (“Placement Election Acceptance Notice”).

2.	CLOSING, DELIVERY AND PAYMENT.

The Company and the Purchaser agree as follows:

2.1	Publication. Subject to Section 7.18, the Company shall announce the Placement to the Australian Securities Exchange (the “ASX”) as soon as practicable following receipt of an executed and completed copy of this Agreement.

2.2	Tranche 1 Closing. The closing of the issue and subscription of the Tranche 1 Shares (the “Tranche 1 Closing”) shall take place on October 24, 2016, at 10:00 am Sydney time, at F6A / 1-15 Barr Street, Balmain, New South Wales, 2041, Australia, or at such other time or place as the Company and the Purchaser may mutually agree (such date is hereinafter referred to as the “Tranche 1 Closing Date”).

2.3	Tranche 1 Delivery. The Purchaser shall deposit the amount of the Purchase Price payable for the Tranche 1 Shares (as set out in Exhibit A) into the Company’s account at Westpac Banking Corporation, the details of which are set out in Exhibit B, on the Tranche 1 Closing Date in immediately available cleared funds. At the Tranche 1 Closing, subject to the terms and conditions hereof, the Company will:

(a)	issue the Tranche 1 Shares to the Purchaser and register, or procure the registration of, the Purchaser as the holder of the Tranche 1 Shares;

(b)	deliver or procure the delivery by its share registrar to the Purchaser (with a copy sent by electronic email communication to the Purchaser), of holding statements evidencing the number of Tranche 1 Shares (and security reference number or holder identification number, as applicable) subscribed for and accepted at the Tranche 1 Closing by the Purchaser; and

(c)	comply with the requirements of Section 3.10(e).

Any questions relating to settlement should be directed to Mr. Greg West (the Company’s Chief Executive Officer) by telephone at +61 2 9555 6986 or by email at gwest@benitec.com.

2.4	Tranche 2 Closing. Subject to Section 1.4, Section 1.5, Section 1.6 and Section 2.7, the closing of the issue and subscription of the Tranche 2 Shares (the “Tranche 2 Closing”):

(a)	by way of the Individual Placement under Section 1.5, shall take place on the day that is five Business Days after the date on which the Company provides the Individual Placement Requirement Notice to the Purchaser (excluding the date (Sydney, Australia time) on which the notice is received by the Purchaser), or at such other date as the Company and the Purchaser may mutually agree;

(b)	by way of the Individual Placement under Section 1.6, — the date which is five Business Days after the date on which the Purchaser provides the Placement Election Acceptance Notice to the Company (excluding the date (Sydney, Australia time) on which the notice is received by the Company), or at such other date as the Company and the Purchaser may mutually agree;

(c)	by way of the Broader Placement under either Section 1.4 or Section 1.6, shall take place on the date agreed by the parties in respect of the Broader Placement (being the same date on which the proceeds of the Broader Placement are to be received from, and the shares in the Company are to be issued to, the other third party investors), in each case, such date is hereinafter referred to as the “Tranche 2 Closing Date”; and

(d)	shall take place at F6A / 1-15 Barr Street, Balmain, New South Wales, 2041, Australia, or at such other place as the Company and the Purchaser may mutually agree.

For the purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or public holiday in Sydney, Australia (or in the place specified, if another place is specified).

2.5	Tranche 2 Delivery. Subject to Section 1.4, Section 1.5, Section 1.6 and Section 2.7, the Purchaser shall deposit the Purchase Price payable for the Tranche 2 Shares (as determined in accordance with the notes set out in Exhibit A) into the Company’s account at Westpac Banking Corporation, the details of which are set out in Exhibit B, on the Tranche 2 Closing Date in immediately available cleared funds. At the Tranche 2 Closing, subject to the terms and conditions hereof, the Company will:

(a)	issue the Tranche 2 Shares to the Purchaser and register, or procure the registration of, the Purchaser as the holder of the Tranche 2 Shares;

(b)	deliver or procure the delivery by its share registrar to the Purchaser (with a copy sent by electronic email communication to the Purchaser), of holding statements evidencing the number of Tranche 2 Shares (and security reference number or holder identification number, as applicable) subscribed for and accepted at the Tranche 2 Closing by the Purchaser; and

(c)	comply with the requirements of Section 3.10(e).

Any questions relating to settlement should be directed to Mr. Greg West (the Company’s Chief Executive Officer) by telephone at +61 2 9555 6986 or by email at gwest@benitec.com.

2.6	General Meeting.

(a)	Upon the execution of this Agreement, the Company must promptly cause a proposed notice of a general meeting of its shareholders which includes the proposal to pass or approve the Approval Resolution(s), an accompanying explanatory statement and proxy form to be prepared (and the Company must provide the Purchaser with any drafts of those documents, and take into account all reasonable comments of, the Purchaser in relation to the content of those documents) and to be submitted to ASX pursuant to the listing rules of ASX (“ASX Listing Rules”) and to the Australian Securities and Investments Commission (“ASIC”) in accordance with ASIC Regulatory Guide 74. The Company must inform the Purchaser of any material matters raised by ASX or ASIC on the documents and promptly provide the Purchaser with any new information which is to be included in, or which is required to supplement, those documents.

(b)	The Company must ensure that the notice of meeting and accompanying explanatory statement and proxy form have been prepared in accordance with all applicable laws, policy, the ASX Listing Rules and ASIC Regulatory Guide 74. Each party must ensure that the information it provides for the purpose of the explanatory statement complies with such requirements, and are not misleading or deceptive (whether by omission or otherwise).

(c)	On or prior to the execution of this Agreement, the Company must appoint an independent expert to prepare a report to be provided to the directors of the Company and its shareholders to opine as to whether the issue of the Tranche 2 Shares to the Purchaser is fair and reasonable to the Company’s shareholders (other than the Purchaser) (“Independent Expert’s Report”).

(d)

Promptly, but in any case no later than three Business Days, following ASX and ASIC each giving the Company written approval for, or a written statement that it has no objection to, the Company sending the notice of the general meeting, accompanying explanatory statement (including the Independent Expert’s Report) and proxy form (with or without amendments to the form of those documents as had been initially submitted to ASX and ASIC, and with dates and other details completed as applicable to the general meeting), the Company must send the notice of the general meeting of its shareholders, along with the accompanying explanatory statement (including the

Independent Expert’s Report) and proxy form (collectively, the “Notice of Meeting”) and convene the meeting (“General Meeting”) in accordance with the Notice of Meeting, the ASX Listing Rules, the Corporations Act and the Company’s constitution.

(e)	The Notice of Meeting will specify a date for the meeting no earlier than the earliest date the meeting may be lawfully convened, and not more than five weeks after an announcement is made to ASX by the Company confirming dispatch of the Notice of Meeting to its shareholders.

(f)	For the purposes of this Agreement, the “Approval Resolution(s)” is or are a resolution which is, or such resolutions as are, necessary or desirable to authorise and approve the issue of the maximum number of the Tranche 2 Shares (as set out in Exhibit A) to the Purchaser in accordance with and for the purposes of the ASX Listing Rules, section 611, item 7 of the Corporations Act and the Company’s constitution.

(g)	The Company will procure that the directors of the Company (other than Dr. Jerel Banks, once appointed as a director of the Company) will unanimously recommend that the Company’s shareholders vote in favour of the Approval Resolutions to be proposed at the General Meeting.

2.7	Failure to pass or approve resolution(s). If the Company’s shareholders do not pass or approve the Approval Resolution(s) proposed in the Notice of Meeting at the General Meeting: (i) the Purchaser will not be required to deposit the Purchase Price payable for the Tranche 2 Shares and Company will not be required to issue the Tranche 2 Shares (whether by way of the Individual Placement or Broader Placement) to the Purchaser, (ii) Tranche 2 Closing will not occur (whether by way of the Individual Placement or Broader Placement), and (iii) neither party will have any further obligation under this Agreement in respect of Tranche 2 or the Tranche 2 Shares (whether by way of the Individual Placement or Broader Placement).

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchaser that each warranty in this Section 3 is true and accurate and not misleading as of the date of this Agreement and as of the Tranche 1 Closing and (subject to the Company having received the approval of its shareholders to issue the Tranche 2 Shares) as of the Tranche 2 Closing.

3.1	Organization. The Company is a corporation duly organized and validly incorporated and existing under the laws of Australia. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, other than for doing the acts and obtaining the consents, permits or waivers required by the terms of this Agreement (including but not only obtaining the approval of its shareholders to issue the Tranche 2 Shares), to issue the Shares and to carry out the provisions of this Agreement. Neither the Company nor any of its subsidiaries is in violation nor default of any of the provisions of its respective constitution, certificate or articles of incorporation, bylaws or other organizational or charter documents.

3.2

Qualification. Each of the Company and its subsidiaries is duly qualified to conduct its business in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified could not have or reasonably be expected to result in: (i) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform on a timely basis its obligations under this Agreement effecting the transactions contemplated herein (each of (i) and (ii) being a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. Each of the Company and its subsidiaries has the power to own its assets and carry on its business as it is now being conducted.

3.3	Subsidiaries. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each of its subsidiaries free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each of its subsidiaries are validly issued and are fully paid and free of preemptive and similar rights to subscribe for or purchase securities. No other Person has any right to own or be transferred or issued any securities in any of the Company’s subsidiaries.

3.4	Capitalization.

(a)	The issued capital of the Company immediately prior to the date of this Agreement comprises 146,529,096 fully paid ordinary shares, all of which are issued and outstanding.

(b)	When issued in accordance with the provisions of this Agreement (including the Company having received the approval of its shareholders to issue the Tranche 2 Shares), the Shares will be validly issued and be fully paid, will rank equally in all respects with existing issued fully paid ordinary shares in the Company (including payment of any distributions following allotment) and the Shares will be free of any security interest (within the meaning given to that term in section 12 of the Personal Property Securities Act 2009 (Cth)) or other mortgage, charge, lien, pledge, trust, easement, hypothecation or other encumbrance of any kind (or any agreement to create any of them or allow them to exist) (“Liens”), other than Liens created by or imposed upon the Purchaser; provided, however, that the Shares may be subject to restrictions on transfer under U.S. federal and/or state securities laws. The issue of the Shares is not and will not be subject to any preemptive rights that have not been properly waived or complied with prior to the Tranche 1 Closing or Tranche 2 Closing(as applicable).

(c)	The Tranche 1 Shares will, upon issue, comprise 16.67% (rounded to 2 decimal places) of the expanded issued capital base of the Company.

(d)	If no Tranche 2 Shares are issued to the Purchaser, but the Broader Placement is conducted and a total of 60,000,000 ordinary shares are issued by the Company under the Broader Placement to other third party investors, the aggregate of the Tranche 1 Shares will, upon issue of the shares under the Broader Placement, comprise 12.43% (rounded to 2 decimal places) of the expanded issued capital base of the Company.

(e)	If the Tranche 2 Shares are issued by way of the Individual Placement (and there is no Broader Placement) and the Purchaser agrees to subscribe for the maximum number of Tranche 2 Shares set out in Exhibit A, the aggregate of the Tranche 1 Shares and the Tranche 2 Shares will, upon issue, comprise 28.57% (rounded to 2 decimal places) of the expanded issued capital base of the Company.

(f)	If the Tranche 2 Shares are issued by way of the Broader Placement (and a total of 60,000,000 ordinary shares are issued by the Company under the Broader Placement), there is no Individual Placement and the Purchaser agrees to subscribe for the maximum number of Tranche 2 Shares set out in Exhibit A, the aggregate of the Tranche 1 Shares and the Tranche 2 Shares will, upon issue, comprise 24.85% (rounded to 2 decimal places) of the expanded issued capital base of the Company.

3.5	Authorization; Binding Obligations. All corporate action on the part of the Company (including the obtaining of all consents) necessary for the authorization of this Agreement, the performance of all obligations of Company at the Applicable Closing and the authorization, sale, issuance and delivery of the Shares has been duly taken, other than doing the acts and obtaining the consents, permits or waivers required by the terms of this Agreement to be done or obtained subsequent to the execution of this Agreement (including obtaining the approval of its shareholders to issue the Tranche 2 Shares). This Agreement, when executed and delivered, will be a valid and binding obligation of Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

3.6	Compliance with Laws. The Company is not, and none of its subsidiaries is, in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

3.7	Compliance with other Instruments. The Company is not in violation or default of any term of its constitution or of any provision of any mortgage, indenture, contract, deed or agreement to which it is a party or is subject or by which it is bound or of any instrument, judgment, decree, order or writ, other than such violation or default that would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including each Applicable Closing) will not result in any such material violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a material default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any Lien upon any assets of the Company or any of its subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any of its subsidiaries, their business or operations or any of their respective assets or properties.

3.8	Compliance with Listing Rules of ASX and NASDAQ and the Corporations Act. Except as set forth in Schedule 3.8, the Company is in compliance with the ASX Listing Rules (including ASX Listing Rule 3.1) and the listing rules of The NASDAQ Capital Market (“NASDAQ”). The issue of the Tranche 1 Shares to the Purchaser does not and will not contravene the Corporations Act, ASX Listing Rules or the listing rules of NASDAQ, and no approval of the shareholders of the Company is required for the Company to issue the Tranche 1 Shares to the Purchaser. Subject to the Company having received the approval of its shareholders to issue the Tranche 2 Shares, the issue of the Tranche 2 Shares to the Purchaser does not and will not contravene the Corporations Act, ASX Listing Rules or the listing rules of NASDAQ.

3.9	Filings. The Company is not required make any filings with any Australian or U.S. federal, state, local or other governmental authority in relation to the issue of the Shares other than:

(a)	the lodgment of an “Appendix 3B” with ASX and the filing of a “Form 484 — Change of Company Details” with ASIC, and the lodgment of the Cleansing Statement referred to in Section 3.10 (e) with ASX after each issue of the Shares. The failure to file a Form 484 — Change of Company Details with ASIC does not prevent or otherwise affect the issue of the Shares to the Purchaser or the ability of the Purchaser to transfer the Shares;

(b)	in respect of the Tranche 2 Shares, and in addition to the above, giving the proposed Notice of Meeting to ASX and ASIC for review, lodging a copy of the Notice of Meeting with ASX as an announcement when the Notice of Meeting is sent to the Company’s shareholders, and lodging an announcement of the results of the General Meeting with ASX; and

(c)	the filing of the above ASX announcements with the U.S. Securities and Exchange Commission (“SEC”) on Form 6-K.

3.10	Offering restrictions under securities laws.

(a)	None of the Company or any of its affiliates (nor any Person acting on behalf of any of them) has offered or sold, or will offer or sell, any Shares in the United States by means of any form of general solicitation or general advertising in the United States within the meaning of Rule 502(c) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or in any manner involving a public offering of the Shares in the United States within the meaning of Section 4(a)(2) of the Securities Act.

(b)	None of the Company or any of its affiliates (nor any Person acting on behalf of any of them) has solicited any offer to buy, offered to sell or sold, and they will not solicit any offer to buy, offer to sell or sell in the United States any security which could be integrated with the sale of the Shares in a manner that would require the issue, offer and sale of the Shares to be registered under the Securities Act.

(c)	Assuming the accuracy of those representations and warranties of the Purchaser contained in Section 4 hereof, the offer, issue, and sale of the Shares will be exempt from the registration requirements of the Securities Act.

(d)	The offer, issue and quotation on ASX of the Shares pursuant to this Agreement do not, and will not, contravene or result in violation of any applicable statute, regulation, or any order, restriction or rule of any regulatory authority (including ASIC and ASX) in Australia or any state of Australia (“Australian Law”).

(e)	The Company must lodge with the ASX a Cleansing Statement (as defined below) (in respect of the Shares) and an Appendix 3B on the same day as or within one Business Day from the Tranche 1 Closing (in respect of the Tranche 1 Shares), on the same day as or within one Business Day from the Tranche 2 Closing (in respect of the Tranche 2 Shares), and in any event (in each case, as applicable) within the time period provided under section 70 8A(6) of the Corporations Act, in a form, and containing the information that is sufficient to permit subsequent re-sale on ASX of all of the Shares issued to Purchaser. Upon the lodging of an Appendix 3B as provided for in this Section 3.10(e) and the Cleansing Statement, the Shares will be freely tradable on the ASX. For the purposes of this Agreement:

(i)	“Cleansing Statement” means a statement meeting the requirements of section 70 8A(6) of the Corporations Act; and

(ii)	“Corporations Act” means Australian Corporations Act 2001 (Cth.).

3.11

Material Changes; Undisclosed Events, Liabilities or Developments, not insolvent. Since June 30, 2016 (the “Balance Sheet Date”) of the latest audited financial statements (the “Financial Statements”) included within those reports publicly filed by the Company in accordance with the applicable Australian or U.S. securities laws (the “Public Reports”), except as specifically disclosed in a subsequent announcement to ASX or filing with the SEC by the Company filed prior to the date of this Agreement, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise, including liabilities required to be reflected in the Financial Statements pursuant to Australian Accounting Standards or disclosed in filings made with the ASX and the SEC) other than trade payables and accrued expenses incurred in the ordinary course of business consistent, in nature and quantum, with past practice, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed, bought back, reduced, cancelled or made any agreements to purchase, redeem, buy back, reduce or cancel any shares of its capital stock, (v) the Company has not issued (or agreed to issue) any securities to any other Person, except, in the case of any officer, director or affiliate of the Company or one of its subsidiaries, pursuant to existing stock option plans and (vi) the Company has not varied or cancelled any rights or restrictions attached to any shares or securities in its capital (or agreed to do so). The Company does not have pending before ASIC any request for confidential treatment of information (but may do so in respect of submitting the proposed Notice of Meeting to ASX in accordance with the ASX Listing Rules). Except for the issuance of the Shares contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or any of its subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at or about the time this representation is made or deemed made that has not been publicly disclosed to ASX at least 1 trading day prior to the date that this representation is made. The Company and none of its subsidiaries (i) is insolvent under administration or insolvent (each as defined in the Corporations Act), (ii) is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller (as defined in the Corporations Act) appointed to its property, (iii) is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this Agreement), (iv) has had an application or order made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that Person, which is preparatory to or could result in any of (i), (ii) or (iii) above, (v) is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand, (vi) is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this agreement reasonably deduces it is so subject), (vii) is otherwise unable to pay its debts when they fall due, or (viii) has had something having a substantially similar effect to (i) to (vii) happen in connection with that Person under the law of any jurisdiction.

3.12	Litigation. There is no action, suit, inquiry, claim, prosecution, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its subsidiaries or any of their respective properties before or by any court, arbitrator, tribunal, other judicial body, governmental or administrative agency, commission or department or regulatory authority (federal, state, county, local or foreign), but expressly excluding matters involving review or assessment in the ordinary course of applications to regulatory bodies for approvals or registrations (including reviews by patent offices and biomedical or similar government authorities) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Shares or the issuance of the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by ASIC or ASX involving the Company or any director or officer of the Company. There are no stop orders or other suspension orders issued by ASIC, ASX or any third party impacting the trading of the Company’s securities.

3.13	Regulatory Permits. The Company and its subsidiaries possess all certificates, authorizations and permits (or similar authorities) issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Public Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”). Each Material Permit is valid and subsisting, has been complied with in all respects by the Company and/or applicable subsidiary and neither the Company nor any of its subsidiaries has received any notice, and is not aware, of proceedings relating to the revocation, non-renewal or modification of any Material Permit.

3.14

Intellectual Property. The Company and its subsidiaries have ownership of, or have legally enforceable rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights (collectively, the “Intellectual Property Rights”) necessary or required for use in connection with their respective businesses as described in the Public Reports None of, and neither the Company nor any of its subsidiaries has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned (excluding patent applications which are abandoned or terminate as part of the normal patent progression process and any patents reaching the end of the full applicable patent term) within two years from the date of this Agreement. Neither the Company nor any of its subsidiaries has received a written notice of a claim, or otherwise has any knowledge, that the Intellectual Property Rights violate or infringe upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties and Intellectual Property Rights.

For the purpose of this Agreement, a “Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

3.15	Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

3.16	Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Purchaser or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchaser regarding the Company and its subsidiaries, their business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company is true and correct in all material aspects and does not contain any untrue or misleading statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each announcement made by the Company on ASX and filing made with the SEC during the 12 months preceding the date of this Agreement did not at the time of release contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the best of the Company’s knowledge and belief, other than the capital raising contemplated by this Agreement, no event or circumstance has occurred or information exists with respect to the Company or its subsidiaries, business, properties, prospects, operations or financial conditions, which, under the applicable laws, rules or regulations of ASX or the SEC, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

4.	REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE PURCHASER.

4.1	Requisite Power and Authority. The Purchaser hereby represents and warrants to the Company as follows as of the date of this Agreement and as of the Tranche 1 Closing and (subject to the Company having received the approval of its shareholders to issue the Tranche 2 Shares) as of the Tranche 2 Closing that:

(a)	the Purchaser has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions;

(b)	all action on Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken; and

(c)	upon execution and delivery by the Purchaser, this Agreement will be a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2	US securities law matters.

(a)	The Purchaser understands that the Shares have not been registered under the Securities Act. The Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in this Agreement. The Purchaser further acknowledges and understands that the Shares may not be resold or transferred except in a transaction registered under the Securities Act (which Purchaser acknowledges the Company has no obligation to do) or in a transaction exempt from, or not subject to, the registration requirements of the Securities Act. After quotation of each Tranche of Shares on ASX, the Purchaser understands it may sell the Shares in that Tranche in standard (regular way) brokered transactions on the ASX if neither the Purchaser nor any Person acting on its behalf knows, or has reason to know, that the sale has been prearranged with, or that the purchaser is, a Person in the United States.

(b)	Purchaser bears economic risk. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests (subject to its reliance on the representations and warranties given by the Company in Section 3). The Purchaser must be able to bear the economic risk of this investment and understands that Company has no present intention of registering the Shares in the United States pursuant to the Securities Act.

(c)	Acquisition for own account. The Purchaser hereby represents and warrants to the Company as of the date of this Agreement and as of the Tranche 1 Closing and (subject to the Company having received the approval of its shareholders to issue the Tranche 2 Shares) as of the Tranche 2 Closing that the Purchaser is acquiring the Shares for its own account, and not with a view towards their distribution.

(d)	No solicitation. The Purchaser hereby represents and warrants to the Company as of the date of this Agreement and as of the Tranche 1 Closing and (subject to the Company having received the approval of its shareholders to issue the Tranche 2 Shares) as of the Tranche 2 Closing that the Purchaser is not aware of any general solicitation or publication of any advertisement, as such terms are defined in Regulation D under the Securities Act, in connection with the transactions contemplated in this Agreement.

(e)	Rule 144. The Purchaser acknowledges and agrees that the Shares are “restricted securities” (as defined in Rule 144 under the Securities Act) and may not be deposited in any unrestricted American Depositary Receipt facility as long as such Shares remain “restricted securities”.

(f)	Limitations on resale of the Shares. The Purchaser will not offer, sell, pledge, transfer or otherwise dispose of the Shares (or solicit offers to buy, purchase or otherwise acquire or take a pledge of) except (i) in an offshore transaction (as defined in Rule 902(h) under the Securities Act) complying with Regulation S under the Securities Act, (ii) in the United States to a “qualified institutional buyer” (“QIB”) as defined in and in reliance on Rule 144A under the US Securities Act, or (iii) pursuant to Rule 144 under the Securities Act, if available, in each case in compliance with all applicable laws.

(g)	The Purchaser acknowledges and agrees that it is solely responsible for obtaining such legal, including tax, advice as it considers necessary and appropriate in connection with the execution, delivery and performance of this Agreement, the subscription by it of the Shares and any subsequent sale of the Shares. The Purchaser has made its own assessment as to whether the Company is or may become a “passive foreign investment company” (as defined in Section 1297 of the U.S. Internal Revenue Code).

4.3	Australian securities law matters.

(a)	The Purchaser acknowledges that it may be named or identified in the Notice of Meeting or other publicly disclosed material where required to comply with the ASX Listing Rules or the Corporations Act, and consents to being named or identified.

(b)	The Purchaser hereby confirms and acknowledges that it is aware (and that its affiliates, officers, directors, employees, agents or representatives, collectively the “Representatives”, who are appraised of this matter have been or will be advised by it) of Australian securities laws, that the confidential information disclosed to the Purchaser by the Company and the transaction contemplated by this Agreement may constitute insider information within the meaning of the Corporations Act and in particular that knowledge of the confidential information disclosed to the Purchaser by the Company may trigger the prohibition of insider dealing pursuant to Division 3 of Part 7.10 of the Corporations Act, and further that Australian law prohibits the sale or other dealings (or purported sale or other dealings) with shares, options and other securities unless the person selling or dealing with the shares, options and other securities holds those shares, options and other securities or has an immediately enforceable unconditional right to call for delivery of those shares, options or other securities to satisfy the sale or other dealing. The Purchaser agrees that it and its Representatives will fully comply with the duties and obligations imposed on it and its Representatives respectively, by securities laws applicable to the Company and securities issued by the Company or any of its affiliates. The Purchaser and its Representatives will, prior to the quotation of the Shares on the ASX, refrain from any transactions regarding or related to shares of the Company.

(c)

Subject to the accuracy of the warranty given by the Company in Section 3.4(c) in respect of the Tranche 1 Shares and subject to the Company having received the approval of its shareholders to issue the Tranche 2 Shares, the Purchaser and its Associates (as that term is defined and used in the Corporations Act) will not by the subscription of Shares pursuant to this Agreement acquire a relevant interest (as that term is defined and used in the Corporations Act) in issued voting shares of the Company which increases the voting power in the Company of the Purchaser or someone else: (a) from twenty percent (20%) or below (which includes zero percent

(0%)) to more than twenty percent (20%); or (b) from a starting point which is above twenty percent (20%) and below ninety percent (90%), unless (in each case) the increase is permitted by and is in accordance with an express exception in Chapter 6 of the Corporations Act.

(d)	The Purchaser will provide such information as the Company may reasonably require for the preparation of the Notice of Meeting (and within three Business Days of being given a written request by the Company or its advisors specifying the information required and the reason it is required).

4.4	Subject to the terms and conditions of this Agreement, the Purchaser understands that its subscription for the Shares pursuant to this Agreement is binding and irrevocable, and the Purchaser will subscribe for, and provide the relevant application monies for, the number of Shares specified in this Agreement when called upon to do so.

4.5	The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company, including publicly available information concerning the Company available on its website and that of ASX, to reach an informed and knowledgeable decision to acquire the Shares. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with its directors, officers and management. The Purchaser has also had the opportunity to ask questions of and receive answers from, the Company’s management regarding the terms and conditions of this investment. The Purchaser not been provided with, nor has it requested, an offering memorandum or similar document in connection with its decision to enter into this Agreement and purchase the Shares.

5.	CONDITIONS TO CLOSING.

5.1	Conditions to Purchaser’s Obligations at the Closing. The Purchaser’s obligations to subscribe for, and accept the subscription of, the Tranche 1 Shares at the Tranche 1 Closing and the Tranche 2 Shares at the Tranche 2 Closing (respectively) are subject to the satisfaction (or waiver by the Purchaser, except for the condition in Section 5.1(d) which cannot be waived), at or prior to the Tranche 1 Closing Date and the Tranche 2 Closing Date (respectively), of the following conditions (and in this Agreement “the Applicable Closing” is the Tranche 1 Closing or the Tranche 2 Closing respectively, and “the Applicable Closing Date” is the Tranche 1 Closing Date or the Tranche 2 Closing Date respectively):

(a)	Representations and warranties true; performance of obligations. The representations and warranties made by Company in Section 3 being true and correct as of the date hereof and on the Applicable Closing Date, and the Company having performed all obligations and conditions required to be performed or observed by the Company under the terms of this Agreement on or prior to the Applicable Closing.

(b)	Legal investment. On the Applicable Closing Date, (in the case of the Tranche 2 Shares subject to the Company receiving the approval of its shareholders to issue the Tranche 2 Shares) the issuance of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

(c)	Legal opinion. On the Applicable Closing Date, the Company shall have delivered, or caused to be delivered, to the Purchaser the legal opinion of Baker & McKenzie, the Company’s Australian counsel, relating to the applicable Tranche substantially in the form of Exhibit C attached hereto.

(d)	Consents, permits, and waivers. The Company shall have obtained, in respect of the Tranche 2 Shares, the approval of its shareholders at the General Meeting to the Approval Resolutions.

(e)	No Material Adverse Effect confirmation. On the Applicable Closing Date, the Company having confirmed to the Purchaser, by delivery of a written notice signed by an officer of the Company, that there has not been, with respect to the Company or any of its subsidiaries, any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.2	Conditions to Obligations of the Company. The Company’s obligation to issue the Shares at the Applicable Closing is subject to the satisfaction (or waiver by the Company, except for the condition in Section 5.2(c) which cannot be waived), on or prior to the Applicable Closing, of the following conditions:

(a)	Representations and warranties true. The representations and warranties in Section 4 made by the Purchaser being true and correct on the Applicable Closing Date, with the same force and effect as if they had been made on and as of said date.

(b)	Performance of obligations. The Purchaser having performed all obligations and conditions required to be performed or observed by the Purchaser under the terms of this Agreement on or before the Applicable Closing.

(c)	Consents, permits, and waivers. In respect of the Tranche 2 Closing, the Company having obtained the approval of its shareholders at the General Meeting to the Approval Resolutions.

5.3	Obligations to satisfy. Each party must use all reasonable endeavours to ensure that the conditions in Section 5.1 and Section 5.2 are satisfied on, or before, each Applicable Closing Date, including by procuring performance by a third party. The parties must keep each other informed of any circumstances which may result in any condition not being satisfied in accordance with its terms.

5.4	Failure to satisfy conditions. Subject to Section 5.5, if any of the conditions in Section 5.1 or Section 5.2 are not satisfied or waived by the Applicable Closing Date then, if the parties have complied with their obligations under Section 5.3, either party may terminate this Agreement at any time by notice in writing to the other party before all the conditions are satisfied or waived.

5.5	Limited termination right circumstance. If the condition in Section 5.1(c) is not satisfied on the Applicable Closing Date, then only the Purchaser may terminate this Agreement for failure to satisfy that condition and the Company must continue to use all reasonable endeavours to satisfy that condition as soon as possible prior to the Purchaser terminating this Agreement.

6.	COVENANTS.

6.1	Conduct of Business Prior to Closing. From the date hereof until the Applicable Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), the Company shall, (x) conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and/or its subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, Company shall:

(a)	preserve and maintain all of its Material Permits;

(b)	pay its debts, taxes and other obligations when due;

(c)	maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)	continue in full force and effect without modification all insurance policies, except as required by applicable law;

(e)	defend and protect its properties and assets from infringement or usurpation;

(f)	perform all of its obligations under all contracts, agreements or other understanding relating to or affecting its properties, assets or business;

(g)	maintain its books and records in accordance with past practice;

(h)	comply in all material respects with all applicable laws and regulations; and

(i)	not take or permit any action that would cause any of the changes, events or conditions described in Section 6.2 to occur.

6.2	Absence of Certain Changes, Events or Conditions. Since the Balance Sheet Date, there has not been, with respect to the Company or any of its subsidiaries, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the constitution or other organizational documents of the Company or a subsidiary;

(c)	split, combination or reclassification of any shares of its capital stock;

(d)	issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)	declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)	material change in any method of accounting or accounting practice of the Company, except as required by Australian Accounting Standards or as disclosed in the notes to the Financial Statements;

(g)	material change in the Company’s cash management practices and its policies;

(h)	entry into any contract, agreement or understanding that would materially affect the Company’s business, property, assets, or results of operations (a “Material Contract”);

(i)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(j)	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements;

(k)	transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Rights; or

(l)	adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law.

6.3	Use of Proceeds. The Company shall use the net proceeds received from the Purchaser for the issuance of the Shares for progressing the Company’s research and development efforts and working capital purposes.

6.4	Appointment of Director nominated by the Purchaser. As soon as practicable following the Tranche 1 Closing, the Company shall procure that the current directors of the Company appoint Dr. Jerel Banks, a representative of the Purchaser, to the Company’s Board of Directors and the Company must then seek his election to the Company’s Board of Directors at the Company’s next annual general meeting of shareholders. For so long as the Purchaser holds at least a 10% shareholding in the Company, if Dr. Jerel Banks (or such other nominee of the Purchaser as is appointed to the board of directors of the Company) is removed, retires or ceases to hold office as a director for any reason (including as a result of that person ceasing to be a director due to a failure to be elected or re-elected at an annual general meeting of the Company), the Purchaser may nominate another nominee in that person’s place and the Company will procure that neither the board of directors of the Company nor the Company appoints a successor who is not a nominee of the Purchaser. For so long as the Purchaser holds at least a 10% shareholding in the Company, the Company will, and will use its reasonable endeavours to procure that the Company’s board of directors will, support the re-election of the then current or proposed nominee of the Purchaser on the board of directors at the next annual general meeting following his or her appointment. Any nominee of the Purchaser who is appointed as a director to the board of directors of the Company will be taken to have been appointed to represent the interests of the Purchaser and section 20 3D(1) of the Corporations Act applies.

6.5	Collaboration Agreement. Each of the Company and the Purchaser agree that it will use its reasonable best efforts to agree, execute and deliver a collaboration agreement between the parties by December 30, 2016 that is consistent with the terms outlined in Schedule 6.5.

7.	MISCELLANEOUS.

7.1	Governing Law. This Agreement shall be governed by and construed under the laws of the state of New South Wales, Australia in all respects as such laws are applied to agreements among Australian residents entered into and performed entirely within Australia, without giving effect to conflict of law principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall exclusively be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in New South Wales.

7.2	Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

7.3	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, Company may deem and treat the Person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.

7.4	Entire Agreement. This Agreement, the Exhibits hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

7.5	Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.6	Amendment. This Agreement may be amended or modified only upon the written consent of Company and the Purchaser.

7.7	Termination. Subject to Section 5.4 and Section 5.5, this Agreement may only be terminated by mutual written consent of all parties; provided, however, that if the conditions in Section 5 are satisfied on or prior to the Applicable Closing and:

(a)	the Purchaser fails to deposit the Purchase Price with the Company pursuant to Section 2.3 in respect of the Tranche 1 Shares on or before 5.00 pm Sydney time on the Tranche 1 Closing Date (and the Purchaser does not remedy that failure within 2 Business Days of notice to do so by the Company); and pursuant to Section 2.5 (though subject to Section 1.4, Section 1.5, Section 1.6 and Section 2.7) in respect of the Tranche 2 Shares on or before 5.00 pm Sydney time on the Tranche 2 Closing Date (and the Purchaser does not remedy that failure within 2 Business Days of notice to do so by the Company), the Company may terminate this Agreement on written notice to the Purchaser; and

(b)	the Company fails to comply with its obligations in Section 2.3(a) (and the Company does not remedy that failure within 2 Business Days of notice to do so by the Purchaser); or fails to comply with its obligations in Section 2.5(a) (though subject to Section 1.4, Section 1.5, Section 1.6 and Section 2.7) in respect of the Tranche 2 Shares (and the Company does not remedy that failure within 2 Business Days of notice to do so by the Purchaser), the Purchaser may terminate this Agreement on written notice to the Company and the Company must, in either case, immediately refund the Purchase Price for the Tranche 1 Shares or the Tranche 2 Shares, as applicable, in full to the Purchaser.

7.8	Delays or Omissions and waiver. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

7.9	Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) three (3) days after deposit with an internationally recognized overnight courier, specifying express delivery, with written verification of receipt. All communications shall be sent to the applicable party at the address as set forth on the signature page hereof or at such other addresses as Company or Purchaser may designate by ten days advance written notice to the other parties hereto.

7.10	Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

7.11	Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.12	Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.13	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement is binding on the parties on the exchange of counterparts. A copy of a counterpart sent by facsimile machine or other electronic means must be treated as an original counterpart, is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original.

7.14	Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this paragraph being untrue.

7.15	Further Assurance. The parties agree to take such further action(s) and execute such further documentation as may reasonably be necessary to carry out and consummate this Agreement and the subject matter hereof.

7.16	Currency. Except where otherwise expressly provided, all amounts set forth in this Agreement are stated in, and will be paid in, Australian dollars (“A$”).

7.17	Confidentiality. A party may only use confidential information of another party for the purposes of this Agreement, and must keep the existence and the terms of this Agreement and any confidential information of another party confidential except where, (i) the information is public knowledge (but not because of a breach of this Agreement) or the party has independently created the information, (ii) disclosure is required by law or a regulatory body (including a relevant stock exchange), or (iii) disclosure is made to a person who must know for the purposes of this Agreement on the basis that the person keeps the information confidential.

7.18	Announcements. A public announcement in connection with this Agreement or any transaction contemplated by it must be agreed by the parties before it is made, except if required by law or a regulatory body (including a relevant stock exchange), in which case the party required to make an announcement must, to the extent practicable, first consult with and take into account the reasonable requirements of each other party.

IN WITNESS WHEREOF, the parties hereto have executed this SHARE SUBSCRIPTION AGREEMENT as of the date set forth in the first paragraph hereof.

BENITEC BIOPHARMA LIMITED with the authority

of its Directors by its duly authorized

representative:

Signature:	/s/ Greg West

Name:	Greg West

Title:	Chief Executive Officer

Address: F6A / 1-15 Barr Street
Balmain, NSW 2041
Australia

NANT CAPITAL, LLC:

By: Charles S. Kim

Signature:	/s/ Charles S. Kim

Name:	Charles S. Kim

Title:	General Counsel

Address: Nant Capital, LLC
Attention: General Counsel
9922 Jefferson Boulevard
Culver City, California 90232
United States of America

EXHIBIT A

	Number of Shares	A$ per Share	Purchase Price
Tranche 1:	29,305,819	A$[1]	A$[1]
Tranche 2:	Up to 29,305,819	[2]	[2]

Notes for the determination of the purchase price per Share and aggregate Purchase Price:

[1]	The price per share for Tranche 1 will be the volume weighted average market price (as defined in the ASX Listing Rules) (“VWAP”) calculated over the 7 trading days (as defined in the ASX Listing Rules) immediately prior to the date of this Agreement. The parties may consider whether the Purchaser may pay the equivalent aggregate purchase price in US$ using an exchange rate to be agreed. The aggregate Purchase Price for Tranche 1 will be equal to the number of Shares which the Purchaser has agreed to subscribe for under this Agreement as part of Tranche 1 multiplied by the purchase price per Share determined in accordance with this note 1.
[2]	The purchase price per Share for Tranche 2 where it is conducted by way of the Individual Placement will be the VWAP of the Company’s ordinary shares on ASX calculated over the 7 trading days (as defined in the ASX Listing Rules) immediately prior to the date that the Company delivers, as applicable, the (a) Individual Placement Requirement Notice to the Purchaser under Section 1.5(c), or (b) Placement Election Offer Notice to the Purchaser under Section 1.6. The purchase price per Share for Tranche 2 where it is conducted by way of the Broader Placement will be the same price as for other investors, being a minimum of 80% of the market price of the Company’s shares at the time of issue (calculated on a 5 trading day (as defined in the ASX Listing Rules) VWAP basis on ASX). The aggregate Purchase Price for Tranche 2 will be equal to the number of Shares which the Purchaser has agreed to subscribe for under this Agreement as part of Tranche 2 multiplied by the purchase price per Share determined in accordance with this note 2.

EXHIBIT B

Name of bank

Swift Code

Account name

Account number

Reference